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                                                                    EXHIBIT 11.1

                             ON COMMAND CORPORATION

                        STATEMENT REGARDING COMPUTATION
                             OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   YEAR ENDED DECEMBER 31,
                                                               --------------------------------
                                                                 1996        1995        1994
                                                               --------     -------     -------
Net income loss..............................................  $(14,739)    $ 4,902     $ 3,456
Redeemable common stock accretion............................      (483)       (641)       (600)
                                                                 ------      ------      ------
Net income loss applicable to nonredeemable common stock.....  $(15,222)    $ 4,261     $ 2,856
                                                                 ======      ======      ======
Weighted average common shares outstanding...................    22,625      17,554      14,024
Weighted average common equivalent shares:
  Redeemable common stock....................................        --       1,167       1,167
  Warrants and options.......................................                   685         631
                                                                 ------      ------      ------
Total shares used in per share computations..................    22,125      19,406      15,822
                                                                 ======      ======      ======
Net income loss per common and equivalent share..............  $  (0.67)    $  0.22     $  0.18
                                                                 ======      ======      ======